EXHIBIT 2

                              John Michaels, CPA
                                223 Main Street
                              Woodbridge, NJ 07095
                                  732-634-0148
                                732-855-4961 Fax



                   Mangement Statement Regarding Compliance with
             Certain Provisions of the Investment Company Act of 1940


We, as members of management of MH Elite Portfolio of Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaulation of the Company's compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 as of September 30, 2000.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2000 wth respect to securities and similiar investments reflected in the investment account of the Company.


MH Elite Portfolio of Funds, Inc.

By:



Harvey Merson
President